PERFORMANCE CALCULATION

                 COLONIAL INTERMEDIATE TAX-EXEMPT FUND - CLASS C

                             Inception Date: 8/1/97



                                 SINCE INCEPTION
                               8/1/97 TO 11/30/97

                                Standard               Non-Standard
                                --------               ------------


Initial Inv.                    $1,000.00               $1,000.00

Amt. Invested                   $1,000.00               $1,000.00
Initial NAV                         $8.00                   $8.00
Initial Shares                    125.000                 125.000

Shares From Dist.                   1.925                   1.925
End of Period NAV                   $7.98                   $7.98

CDSC                                 1.00%
Total Return                         0.29%                   1.29%

Average Annual
 Total Return                         N/A                     N/A